UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(AMENDMENT NO.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

(Investors)	Robert B. Tschudy Senior Vice President and CFO SCPIE Holdings Inc. 310/557-8739 e-mail: rtschudy@scpie.com Roger Pondel PondelWilkinson Inc. 310/279-5980 e-mail: rpondel@pondel.com	(Media)	Howard Bender Vice President, Communications SCPIE Holdings Inc. 310/551-5948 e-mail: hbender@scpie.com

SCPIE HOLDINGS FILES PRELIMINARY PROXY STATEMENT

IN SUPPORT OF MERGER WITH THE DOCTORS COMPANY

Los Angeles, California – November 19, 2007 – SCPIE Holdings Inc. (NYSE:SKP), a major provider of healthcare liability insurance, today announced that it has filed its preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in support of the pending acquisition by The Doctors Company announced last month. The merger agreement calls for the payment of $28 per share in cash, which represents an aggregate purchase price of approximately $281 million and reflects a premium of approximately 31% over the Company’s closing price one week before the transaction was announced.

“After doing an extensive analysis of our strategic alternatives, including studying our existing business model and the competitive marketplace, the Board of Directors of SCPIE determined that the best course of action to optimize shareholder value was to explore a sale of the company. Following a rigorous and open auction process, The Doctors Company emerged as the bidder best poised to maximize shareholder value. We appreciate the support our shareholders have given us over the years and are pleased to be able to reward them for their loyalty,” said Dr. Mitchell Karlan, Chairman of the Board of SCPIE.

The company expects the date of the special meeting of SCPIE Holdings Inc. shareholders to take place early in 2008 and intends to mail to shareholders its definitive proxy statement upon completion of the SEC’s review. A copy of the preliminary proxy statement is available without charge on the SEC Web site at www.sec.gov or on the Investors/Media section of SCPIE’s corporate Web site at www.scpie.com.

Additional Information and Where to Find It

SCPIE Holdings intends to file a definitive proxy statement in connection with the proposed acquisition. The proxy statement will be mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com.

SCPIE Holdings’ executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about the Company’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the proxy statement for SCPIE’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2007, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition will be in the preliminary and definitive proxy statements regarding the merger, which will be filed with the SEC.

###

In addition to historical information, this news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Actuarial estimates of losses and loss expenses and expectations concerning the Company’s ability to retain current insureds at profitable levels, successful withdrawal from the assumed reinsurance business, continued solvency of the Company’s reinsurers, obtaining rate change regulatory approvals, expansion of liability insurance business in its principal market, and improved performance and profitability are dependent upon a variety of factors, including future economic, competitive and market conditions, frequency and severity of catastrophic events, future legislative and regulatory actions, uncertainties and potential delays in obtaining rate approvals, the level of ratings from recognized rating services, the inherent uncertainty of loss and loss expense estimates in both the core business and discontinued non-core business and the cyclical nature of the property and casualty insurance industry, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. The Company is also subject to certain structural risks as an insurance holding company, including statutory restrictions on dividends and other intercompany transactions.

Risks and uncertainties regarding the pending transaction with The Doctors Company include the possibility that the closing does not occur, or is delayed, due to the failure of closing conditions (including approval by the Company’s stockholders and regulatory authorities) and risks that the pending transaction could disrupt current plans and opportunities of the Company. Other factors that may cause actual results to differ from the forward-looking statements contained herein and that may affect the Company’s prospects are included in the Company’s other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as representation by the Company or any other person that the Company’s objectives or plans will be realized.